UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ENDOVIA HEALTH SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Endovia Health Sciences, Inc.

1112 N. Flagler Drive

Fort Lauderdale, FL 33304

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 7, 2026

To the Stockholders of Endovia Health Sciences, Inc.,

You are cordially invited to attend the 2026 Special Meeting of Stockholders (the “Special Meeting”) of Endovia Health Sciences, Inc. (the “Company”) to be held in a virtual-only meeting format via live webcast on the Internet on December 7, 2026, at 10:00 AM, Eastern Time. No in-person meeting will be held. At the Special Meeting you will be asked to vote on the following matters:

1.	Approve, in accordance with the NYSE American Company Guide Section 713 and Section 712, the issuance of 12,683,908 shares of common stock in excess of 19.99% of the shares of common stock outstanding as of July 6, 2026 (the “Exchange Cap”), pursuant to outstanding Series D convertible preferred stock (the “Series D”) and a convertible promissory note in the original principal amount of $576,271 issued on September 18, 2026 (the “Note”) which were issued in connection with that certain Exclusive License Agreement dated July 6, 2026 (the “License Agreement”);

2.	Approve, in accordance with the NYSE American Company Guide Section 713, the initial issuance of up to 20,000,000 shares of the Company’s common stock pursuant to that certain securities purchase agreement dated September 19, 2025, as amended (the “ELOC Agreement”) with C/M Capital Master Fund, LP (“C/M” or the “Purchaser”), establishing an equity line of credit pursuant to which the Company may sell shares of common stock to the Purchaser from time to time in its discretion, in excess of and without giving effect to the Exchange Cap (the “ELOC Shares”);.

3.	Approve an amendment to our Articles of Incorporation, as amended (the “Charter”), to increase the number of the Company’s authorized shares of common stock to 800,000,000 shares (the “Authorized Shares Amendment”);

4.	Approve an amendment to our Charter, at the discretion of the board of directors (the “Board”), to effect a reverse stock split of our issued and outstanding shares of common stock (the “Reverse Split”), at a specific ratio, ranging from one-for-two (1:2) to one-for-49 (1:49), with the exact ratio to be determined by the Board (the “Reverse Split Proposal”); and

5.	Approve an adjournment of the Special Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes at the time of the Special Meeting to approve any of the proposals presented for a vote at the Special Meeting.

We also will transact such other business as may properly come before the Special Meeting or any adjournments thereof.

Our Board of Directors has fixed the close of business on October 30, 2026 as the record date for a determination of the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

to Be Held on December 7, 2026

The Proxy Statement is available at www.proxyvote.com.

The Special Meeting will be accessible exclusively via live webcast and no in-person meeting will be held. You can attend our Special Meeting by joining www.virtualshareholdermeeting.com/EDVA2026SM. To be admitted to the Special Meeting, you must have the control number found on your proxy card or voting instruction form. We believe that hosting a virtual Special Meeting this year is in the best interest of the Company and its stockholders since a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. There will not be a physical meeting location and you will not be able to attend the Special Meeting in person.

Whether or not you expect to participate in the Special Meeting, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, or by phone, or, by signing, dating, and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today.

By Order of the Board of Directors
/s/ Brady Cobb
Fort Lauderdale, FL	Interim Chief Executive Officer
November 4, 2026

Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Endovia Health Sciences, Inc. for use at our 2026 Special Meeting of stockholders (“Special Meeting”) to be held in a virtual-only (online) meeting format via live webcast on the Internet on December 7, 2026, at 10:00 AM Eastern Time. The Special Meeting will be a virtual meeting via live webcast and no in-person meeting will be held. You will be able to attend the Special Meeting and vote your shares during the Special Meeting by visiting www.virtualshareholdermeeting.com/EDVA2026SM. These proxy materials are first being mailed to our stockholders on or about November 5, 2026.

QUESTIONS AND ANSWERS

Following are some commonly asked questions raised by our stockholders and answers to each of those questions.

What matters are being voted on at the Special Meeting?

At the Special Meeting, stockholders will consider and vote upon the following matters:

1.	Approve, in accordance with the NYSE American Company Guide Section 713 and Section 712, the issuance of 12,683,908 shares of common stock in excess of 19.99% of the shares of common stock outstanding as of July 6, 2026 (the “Exchange Cap”), pursuant to outstanding Series D convertible preferred stock (the “Series D”) and a convertible promissory note in the original principal amount of $576,271 issued on September 18, 2026 (the “Note”) which were issued in connection with that certain Exclusive License Agreement dated July 6, 2026 (the “License Agreement”);

2.	Approve, in accordance with the NYSE American Company Guide Section 713, the initial issuance of up to 20,000,000 shares of the Company’s common stock pursuant to that certain Securities Purchase Agreement dated September 19, 2025, as amended (the “ELOC Agreement”) with C/M Capital Master Fund, LP (the “Purchaser”), establishing an equity line of credit pursuant to which the Company may sell shares of common stock to the Purchaser from time to time in its discretion, in excess of and without giving effect to the Exchange Cap (the “ELOC Shares”);.

3.	Approve an amendment to our Articles of Incorporation, as amended (the “Charter”), to increase the number of the Company’s authorized shares of common stock to 800,000,000 shares (the “Authorized Shares Amendment”);

4.	Approve an amendment to our Charter, at the discretion of the Board, to effect a reverse stock split of our issued and outstanding shares of common stock (the “Reverse Split”), at a specific ratio, ranging from one-for-two (1:2) to one-for-49 (1:49), with the exact ratio to be determined by the Board (the “Reverse Split Proposal”); and

5.	Approve adjournment of the Special Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes at the time of the Special Meeting to approve any of the proposals presented for a vote at the Special Meeting.

Who is entitled to vote?

Our Board has fixed the close of business on October 30, 2026 as the record date for a determination of the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof (the “Record Date”). On the Record Date, there were 11,412,554 shares of common stock issued, outstanding and entitled to vote. Each share of the Company’s common stock represents one vote that may be voted on each matter that may come before the Special Meeting. As of the Record Date, the Company had 1,300 shares of Series A-1 Convertible Preferred Stock (“Series A-1”) outstanding, 87,999 shares of Series B Convertible Preferred Stock (“Series B”); and 5,500 shares of Series D Convertible Preferred Stock (“Series D”). The Series A-1 is entitled to a total of 260,000 votes at the Special Meeting, which represents 1.9% of the outstanding voting power as of the original issuance date not including the Series A-1. The Series D and the Series B are not entitled to vote at the Special Meeting. As of the Record Date, our total voting power was 11,672,554 shares.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with VStock Transfer, LLC, our transfer agent, you are the “record holder” of those shares. If you are a record holder, this Proxy Statement has been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

How does the Board recommend that I vote on the proposals?

Our Board unanimously recommends that the stockholders vote “FOR” each proposal being put before our stockholders at the Special Meeting.

How do I vote?

Whether you plan to participate in the Special Meeting or not, our Board urges you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. You may specify whether your shares: should be voted for, against or abstained with respect to approving the proposals being brought before the Special Meeting. Voting by proxy will not affect your right to virtually attend the Special Meeting. If your shares are registered directly in your name through VStock Transfer, LLC, our transfer agent, or you have stock certificates registered in your name, you may submit a proxy to vote:

●	By Internet or by telephone. Follow the instructions attached to the proxy card to submit a proxy to vote by Internet or telephone.

●	By mail. If you requested and received printed copies of the proxy materials, mark, date, sign and mail promptly the proxy card (a postage-paid envelope is provided for mailing in the United States) If you receive one or more proxy cards by mail, you can vote by mail by completing, signing, and returning the enclosed proxy card applicable to your class of stock in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

●	On the day of the meeting, you may go to www.virtualshareholdermeeting.com/EDVA2026SM, and log in by entering the 16-digit control number found on your proxy card or voting instruction form, as applicable. If you do not have your control number, you will be able register as a guest; however, you will not be able to vote during the meeting.

Telephone and Internet voting facilities for all stockholders of record will be available 24-hours a day and will close at 11:59 p.m., Eastern Time, on December 6, 2026.

If you vote by Internet or phone, please DO NOT mail a proxy card.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee who is the holder of record), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

●	By Internet or by telephone. Follow the instructions you receive from the record holder to vote by Internet or telephone.

●	By mail. If you requested and received printed copies of the proxy materials, mark, date, sign and mail promptly the voting instruction form provided by your bank or broker.

How may I attend and participate in the Meeting?

We will be hosting the meeting live via the Internet. There will not be a physical location for the meeting. Our virtual meeting allows stockholders to vote during the meeting. Our virtual format also allows stockholders from around the world to participate. Any stockholder can listen to and participate in the meeting live via the Internet at www.virtualshareholdermeeting.com/EDVA2026SM. Stockholders may login through the Internet portal at 9:45AM Eastern Time on December 7, 2026, and the webcast of the Special Meeting will begin at 10:00AM, Eastern Time that day.

Stockholders may also vote while connected to the meeting on the Internet. You will need the control number included on your proxy card in order to be able to vote your shares. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/EDVA2026SM.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

If you do not have your control number, you will be able to listen to the meeting only — you will not be able to vote.

What happens if additional matters are presented at the Special Meeting?

Other than the matters identified in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting. If you grant a proxy, the persons named as proxy holder, Brady Cobb, our Interim Chief Executive Officer and Director, or Martin Scott, our Interim Chief Financial Officer will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

What happens if I do not give specific voting instructions?

If you hold shares in your name and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holder may determine in her or his discretion with respect to any other matters properly presented for a vote before the Special Meeting. If you hold your shares through a stockbroker, bank or other nominee and you do not provide instructions on how to vote, your stockbroker or other nominee may exercise their discretionary voting power with respect to Proposals that are considered as “routine” matters.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on these matters with respect to your shares. This is generally referred to as a “broker non-vote.” When the vote is tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted since they are not considered votes cast. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to certain of the proposals being considered at the Special Meeting. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the proxy materials.

What is the quorum requirement for the Special Meeting?

On the Record Date for determining which stockholders are entitled to vote at the Special Meeting or any adjournments or postponements thereof, there were 11,412,554 shares of our common stock outstanding, 1,300 shares of Series A-1 outstanding. Each share of common stock entitles the holder to one vote on matters submitted to a vote of our stockholders; the Series A-1 is entitled to approximately 260,000 votes on matters submitted to a vote of our stockholders. Holders of at least one-third of our outstanding voting power as of the Record Date must be present at the Special Meeting (in person or represented by proxy) in order to hold the meeting and conduct business. This is called a quorum. As of the Record Date, our total voting power was 11,672,554 shares. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the Special Meeting, if you are present and vote online at the meeting or have properly submitted a proxy card or voted by mail, Internet or fax.

What happens if the Company is unable to obtain a Quorum?

If a quorum is not present to transact business at the Special Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit solicitation of proxies.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our Company or to third parties, except:

●	as necessary to meet applicable legal requirements;

●	to allow for the tabulation of votes and certification of the vote; and

●	to facilitate a successful proxy solicitation.

Any written comments that a stockholder might include on the proxy card may be forwarded to our management.

How Many Votes are Needed for Each Proposal to Pass?

Proposals		Vote Required

1.	Approval of issuance of 12,683,908 of shares common stock in excess of 19.99% of the shares of common stock outstanding as of July 6, 2026 (the “Exchange Cap”)	Majority of the votes cast on the matter
2.	Approval of issuance of shares issuable under the ELOC Agreement in excess of the Exchange Cap	Majority of the votes cast on the matter
3.	Approval of an amendment to our Charter to increase the number of the Company’s authorized shares of common stock to 800,000,000 shares	Majority of the votes cast on the matter
4.	Approval of the Reverse Split	Majority of the votes cast on the matter
5.	Adjournment of the Special Meeting	Majority of the votes cast on the matter

Approval of Issuance of Shares Under the Series D and Note. The affirmative vote of a majority of the votes cast on the matter is required to approve the issuance of additional shares under the Series D and Note.

Approval of Issuance of Shares Under the ELOC Agreement. The affirmative vote of a majority of the votes cast on the matter is required to approve the issuance of shares under the ELOC Agreement in excess of the Exchange Cap.

Approval of an amendment to our Charter to increase the number of the Company’s authorized shares of common stock to 800,000,000 shares. The affirmative vote of a majority of the votes cast is required to approve the increase in the Company’s authorized common stock to 800,000,000 shares.

Approval of an amendment to our Charter to effect the Reverse Split. The affirmative vote of a majority of the votes cast is required to approve the Reverse Split Proposal.

Adjournment of the Special Meeting. The affirmative vote of a majority of the votes cast on the matter is required to approve the adjournment of the Special Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes at the time of the Special Meeting to approve any of the proposals presented for a vote at the Special Meeting. If a quorum is not present, under our Bylaws the meeting may be adjourned by the approval of a majority of the shares present or represented at the meeting.

What are the Voting Procedures?

With respect to any of the proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the proxy card or your voting instruction form.

How are abstentions treated?

Abstentions are included in the calculation of the number of votes deemed present at the meeting for purposes of determining the presence of a quorum. Abstentions are considered votes cast and will therefore have the effect as a vote “Against” any of the proposals.

What if I am a record holder and sign and return my proxy without making any selections?

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in accordance with the Board’s recommendations. If other matters properly come before the Special Meeting, the proxy holders will have the authority to vote your shares at their discretion.

What if I am a beneficial owner and I do not give the nominee voting instructions?

If your shares are held in street name, you must instruct the organization that holds your shares how to vote. Broker-dealers that act as clearing firms for smaller broker-dealers are members of the New York Stock Exchange (the “NYSE”) and bound by its rules regarding whether or not it can exercise discretionary voting power for any particular proposal in the absence of voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares or when a broker for its own internal reasons elects not to vote uninstructed shares. Broker non-votes are included in the calculation of the number of votes deemed present at the meeting for purposes of determining the presence of a quorum.

The table below sets forth, for each proposal, whether a nominee organization can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal		Broker Discretionary Vote Allowed	Impact of Broker Non-Vote*

1.	Approval of issuance of shares issuable under the Series D and Note in excess of the Exchange Cap	No	None
2.	Approval of issuance of shares issuable under the ELOC Agreement in excess of the Exchange Cap	No	None
3.	Approval of an amendment to our Charter to increase the number of the Company’s authorized shares of common stock	No	None
4.	Approval of an amendment to our Charter to effect the Reverse Split Proposal	No	None
5.	Adjournment of the Special Meeting	Yes	None

*If you do not provide voting instructions, your shares will not be voted on any non-routine proposal. Proposal 5 is considered a “routine” proposal, while Proposals 1 through 4 are considered “non-routine” proposals. As a result, if you do not provide voting instructions to your nominee organization, your shares will not be voted on Proposals 1 through 4. Broker non-votes do not count as a vote “FOR” or “AGAINST” the Proposals at the Special Meeting. For Proposal 5, while broker discretionary voting is permitted under the rules and regulations of the NYSE, an increasing number of brokers and similar organizations which hold shares in street name have elected to either refrain from discretionary voting or engage in a form of proportionate voting such as voting shares in a manner consistent with all other votes cast by its beneficial owners who provide voting instructions at the meeting. As a result, while broker discretionary voting could result in a vote “FOR” Proposal 5, for some or all instances in which a beneficial stockholder declines to provide instructions for voting his, her, or its shares, we cannot predict what the ultimate outcome will be as it depends on the organization which has custody of the shares in each such case.

Is My Proxy Revocable?

If you are a stockholder of record, you may revoke your proxy and reclaim your right to vote up to and including the day of the Special Meeting by giving written notice of revocation to the Corporate Secretary of the Company bearing a later date than your proxy, by executing and delivering to the Corporate Secretary of the Company a proxy card dated after the date of your proxy, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Endovia Health Sciences, Inc., 1112 N. Flager Drive, Fort Lauderdale, Florida 33304.

If your shares are held in street name, you may change your vote by following your nominee’s procedures for revoking your proxy or changing your vote.

Where can I find the voting results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting. The final voting results will be tallied by our inspector of elections and reported in a Current Report on Form 8-K, which we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days of the date of the Special Meeting.

How can I obtain a separate set of voting materials?

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Endovia Health Sciences, Inc. stock account, we are delivering only one set of proxy materials to certain stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request to receive a separate set of proxy materials. Similarly, if you share an address with another stockholder and have received multiple copies of the set of proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of this proxy statement. For future meetings, you may request separate proxy materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by writing or calling us at:

Endovia Health Sciences, Inc.
Attention: Brady Cobb, Interim Chief Executive Officer
1112 N. Flagler Drive
Fort Lauderdale, Florida 33304
Tel: (954) 648-7238

Who pays for the cost of this proxy solicitation?

We will pay the costs of the solicitation of proxies. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our Board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally, electronically or by telephone.

Interest of Officers and Directors in Matters to Be Acted Upon

Because it is anticipated that our directors and executive officers will be granted additional equity awards under the Company’s 2025 Long-Term Incentive Plan, as amended (the “2025 Plan”), they may be deemed to have an indirect interest in the proposed Authorized Shares Amendment, because absent the Authorized Shares Amendment, we might not have sufficient authorized shares to grant such awards. Except as reported above, none of the officers or directors have any interest in the matters to be acted upon at the Special Meeting.

PROPOSAL 1

APPROVE THE ISSUANCE OF COMMON STOCK UNDER THE SERIES D CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE PROMISSORY NOTE (THE “ISSUANCE PROPOSAL”)

The Board approved and recommends that the Company’s stockholders adopt a proposal to approve, for purposes of NYSE American Company Guide Section 713 and Section 712, the potential issuance of more than 19.99% of shares of our common stock, upon the conversion or otherwise pursuant to (i) the Company’s Series D Convertible Preferred Stock issued on July 6, 2026, as amended, or the “Series D,” and (ii) the secured convertible promissory note in the original principal amount of $576,271 issued on September 18, 2026, or the “Note” which together with the Series D are sometimes referred to herein as the “Convertible Securities”).The shares of common stock issuable pursuant to the Series D and the Note are sometimes referred to as the “Issuable Shares”.

Background and Reason for Request for Stockholder Approval of the Issuable Shares

The following is a description of the Series D and the Note to which this Proposal relates. Because our common stock is listed on the NYSE American, we are subject to NYSE American Guide Section 713, which requires stockholder approval prior to the issuance of common stock in any transaction or series of related transactions if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. We are also subject to NYSE American Guide Section 712, which requires stockholder approval for an issuance of common stock in excess of 20% of the shares outstanding in connection with the acquisition of any assets of another company. The issuance of our common stock upon the full conversion and full exercise, or issuance as applicable, of the Issuable Shares issuable pursuant to the Series D and the Note would exceed 20% of our currently outstanding common stock, and the Series D and Note were in each case issued in connection with that certain Exclusive License Agreement dated July 6, 2026 pursuant to which we acquired an exclusive License to pharmaceutical product marketed under the brand name CannEpil® for certain uses, as described in more detail below.

Pursuant to the Convertible Securities and agreements under which they were issued, we are obligated to seek stockholder approval of this Proposal, which we sometimes refer to herein as the “Issuance Proposal”.

The Board believes that authorizing the additional shares of common stock is fair to and in the best interests of the Company and its stockholders after taking into account its ongoing needs for capital, compliance with NYSE requirements and the terms of the Convertible Securities.

The Convertible Securities

The following is an overview of the Convertible Securities and the transactions under which each were issued.

Series D

On July 6, 2026, the Company issued 5,500 shares of Series D, with each share of Series D having a stated value of $1,000. Beginning on the later of (i) December 31, 2026, (ii) the date on which the NYSE American has approved and authorized the issuance of the shares of common stock pursuant to the rules and regulations thereof, and (iii) the date on which the Company’s stockholders have approved the issuance of shares of common stock as and to the extent required by the rules and regulations of NYSE American, the Series D is convertible into shares of the Company’s common stock in an amount determined by dividing the stated value of the shares of Series D being converted by the conversion price of $1.00 per share, subject to potential downward adjustment in the event of a lower-priced sale or issuance of common stock or derivative securities, subject to a floor price of $0.15 per share. The conversion price and the floor price are subject to customary adjustments for reverse stock splits, forward stock splits, stock combinations, stock dividends and similar corporate events. Conversions of the Series D are also subject to a 4.99% beneficial ownership limitation which may be increased to up to 9.99% upon 61 days’ notice.

The estimated maximum number of shares of common stock issuable pursuant to the Series D is 9,166,667 shares, which is subject to potential adjustment pursuant to the terms thereof.

The Series D were issued pursuant to that certain Exclusive License Agreement with Argent Biopharma Limited (the “Licensor”) pursuant to which the Company acquired the exclusive worldwide rights to the pharmaceutical product marketed under the brand name CannEpil®, comprising the Licensor’s proprietary compounded isolated cannabinoid formulation of CBD and THC isolates in a liquid solution, manufactured by the Licensor, for the treatment, prevention, management, or amelioration of drug-resistant epilepsy, refractory epilepsy, seizure disorders, and all related neurological conditions in humans, including as an adjunctive or add-on therapy. A copy of the License Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 6, 2026.

In connection with the License Agreement, the Company also entered into a Cancellation and Exchange Agreement with the Licensor and a noteholder of the Licensor (the “Holder”) pursuant to which the Company agreed to issue to the Holder 5,500 shares of Series D having a total combined stated value of $5,500,000 as part of the consideration for entering into the License Agreement, and the Holder and the Licensor agreed to the cancellation of the Licensor’s promissory notes held by the Holder in the amount of approximately $5,500,000.

The Note

Pursuant to the License Agreement, C/M Capital Partners, LP, an affiliate of C/M, the Company’s equity line investor, committed to invest at least $1 million in securities of the Company, as may be determined between the parties, to support the Company’s commercialization efforts with respect to the Licensed Product. In addition, the Company agreed to pay C/M a sales bonus of $1 million upon the Company achieving $5 million in cumulative net revenue, in the form of preferred equity, cash, or a combination thereof, as mutually agreed in good faith between C/M and the Company, within 30 days of such achievement.

On September 18, 2026, the Company entered into a Letter Agreement with C/M pursuant to which C/M as a counterparty to the License Agreement has closed its initial investment of $510,000 in exchange for the Note.

The Note has a principal amount of $576,271, net of an original issue discount of $66,271, in exchange for gross proceeds of $510,000. The Note is convertible into shares of the Company’s common stock at a conversion price equal to the lower of (i) $1.75 per share and (ii) $0.01 above the closing sale price on the date of conversion. The 2026 Note matures on September 18, 2027, and bears no interest absent an event of default, whereupon interest accrues at a rate of 7% per annum. The Company may prepay the 2026 Note No.1 at any time and from time to time, in whole or in part, without premium or penalty.

In addition, the Note is subject to mandatory prepayments of 30% from gross proceeds received by the Company from the issuance of securities pursuant to the ELOC Agreement (as defined below).

The estimated maximum number of shares of common stock issuable pursuant to the Note is 3,517,241 shares, which is subject to potential adjustment pursuant to the terms thereof.

The above descriptions of the Convertible Securities do not purport to be complete, and are qualified in their entirety by the complete text of the Convertible Securities and the agreements pursuant to which they were issued, including the License Agreement and Series D, copies or forms of which were previously filed as Exhibits 4.1 and 10.1 to the Company’s Current Report on Form 8-K filed on July 6, 2026; and the Note which was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 24,2026.

Effect of Vote in Favor of the Issuance Proposal

A vote in favor of approving an issuance of additional shares of our common stock exceeding 20% of our currently outstanding shares of common stock will allow us to issue the Issuable Shares upon the conversion and otherwise pursuant to the Convertible Securities. A vote in favor of this Issuance Proposal will not affect the rights of the current holders of our common stock. However, in the event that the additional shares of our common stock are issued it is expected to create significant dilution in the relative percentage interests of our current stockholders. The Company estimates that the Convertible Securities are convertible into up to 12,683,908 shares of common stock, although the actual amount may be higher or lower based on the provisions, including adjustment terms, set forth in the Convertible Securities and the agreements under which they were issued.

Effect of Not Obtaining Required Vote for Approval of the Issuance Proposal

If we are unable to obtain approval for the Issuance Proposal, we will be unable to issue the Issuable Shares to the extent such issuance would exceed 19.99% of our then-currently outstanding shares of common stock. Pursuant to the Convertible Securities and certain of the agreements entered into in connection therewith, if, despite our commercially reasonable best efforts, approval for the Issuance Proposal is not obtained at the Special Meeting, we are obligated to continue to seek stockholder approval by calling an additional meeting of our stockholders. If, despite our reasonable best efforts, the approval for the Issuance Proposal is not obtained after such subsequent stockholder meetings, we are obligated to cause an additional meeting of our stockholders to be held periodically thereafter until such approval is obtained. Accordingly, the Board believes that the failure to approve the Issuance Proposal would cause the Company to incur significant cost and expense and would distract the Company’s management. In addition, without the approval of the Issuance Proposal it is unlikely that the holder will voluntarily convert its Note into shares of our common stock, thereby reducing our indebtedness and relieve some of the pressure on the Company to repay the Note. Finally, unless we receive stockholder approval, we will likely not be able to raise any capital since a conventional lender will not lend us funds as a practical matter.

Required Vote

The affirmative vote of the majority of the votes cast on the matter, assuming a quorum is present, is required to approve the Issuance Proposal. Abstentions will be counted as votes against the Issuance Proposal.

Our Board Unanimously Recommends That You Vote “For” This Proposal No. 1.

PROPOSAL 2

APPROVE THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK PURSUANT TO THE ELOC AGREEMENT.

At the Special Meeting, stockholders will be asked to approve the initial issuance and sale of up to 20,000,000 shares of common stock by the Company in excess of the Exchange Cap of 19.99% of the Company’s outstanding common stock as required by NYSE American Company Guide Section 713 and Section 712.

The ELOC Agreement

The Company and C/M previously entered into an ELOC Agreement on September 19, 2025 (together with the Letter Agreement as defined below, the “ELOC Agreement”), providing that, upon the terms and subject to the conditions set forth therein, the Company may issue and sell to C/M, and C/M shall purchase from the Company, up to $35 million of the Company’s common stock, subject to the Exchange Cap of 19.99% of the outstanding common stock prior to the Company obtaining stockholder approval. A copy of the ELOC Agreement was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 25, 2025. We issued C/M 260,675 shares of common stock (representing commitment shares valued at 1.5% of the maximum ELOC amount). We also agreed under the ELOC Agreement to issue an additional up to 86,891 shares of common stock valued at 0.5% of the maximum ELOC amount on a pro rated basis as sales occur under the ELOC Agreement. Company stockholders approved the ELOC Agreement and the Company registered the transaction through which we issued the underlying common stock pursuant to a Form S-1 filed on August 7, 2026, as amended, and the final prospectus filed pursuant to Rule 424(b)(3) on August 28, 2026.

From July 1, 2026 through October 22, 2026, the Company sold and issued a total of 7,173,012 shares of common stock pursuant to the ELOC Agreement for total gross proceeds of $2,299,568.

On October 22, 2026, the parties entered into a Letter Agreement to amend the ELOC Agreement (the “Letter Agreement”) to provide that, upon the terms and subject to the conditions set forth in the Letter Agreement,, the Company may issue and sell to C/M, and C/M shall purchase from the Company, up to $100 million of the Company’s common stock (the “Commitment Amount”), subject to the Exchange Cap of 19.99% of the outstanding common stock prior to the Company obtaining stockholder approval. Such amount is in addition to the original $35 million provided for under the original ELOC Agreement, or a total of $135 million combining such amounts (including prior sales). A copy of the Letter Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 28, 2026. In connection with the Letter Agreement we will issue a Commitment Fee Note equal to 2% of the Commitment Amount two-thirds of which was fully earned as of the signing of the Letter Agreement with the balance to be earned over the first $5 million of purchases of common stock made by C/M pursuant to the Letter Agreement. Assuming we have authorized common stock and receive stockholder approval of this Proposal, we will be required to register the transaction through which we issue underlying common stock in order to permit us to raise capital under the ELOC Agreement. Our ability to raise a material amount under the ELOC Agreement will depend upon the future liquidity of our common stock.

The ELOC Agreement as amended by the Letter Agreement essentially gives us the right to put (or offer to sell) common stock to C/M as described below. Specifically, the purchase and sale terms provided for by the Letter Agreement are as follows:

(i)	Fixed Purchases. On any business day selected by the Company on which the closing sale price of the common stock on the business day immediately preceding such business day is equal to or greater than $0.10, the Company shall have the right, but not the obligation, to direct C/M to purchase a specified amount of common stock, subject to the conditions described below, at the Fixed Purchase Price (as defined below) by delivering a fixed purchase notice (specifying the amount of common stock to be purchased by C/M and the applicable Fixed Purchase Price), on the applicable purchase date. The purchase price per share of common stock sold in a fixed purchase (the “Fixed Purchase Price”) shall be equal to 95% of the lower of (i) the lowest sale price of the common stock on the business day immediately preceding the applicable Purchase Date and (ii) the average of the daily volume weighted average price of the Company’s common stock on NYSE American, as reported by Bloomberg Financial LP using the AQR function, during the five consecutive trading days ending on the business day immediately preceding the applicable purchase date. C/M’s commitment shall not exceed $500,000 in any single fixed purchase or $10,000,000 in aggregate fixed purchases on any single business day;

(ii)	VWAP Purchases. On any business day on which the closing sale price of the common stock on the business day immediately preceding such business day is equal to or greater than $0.10 and such business day is also the purchase date for a fixed purchase of an amount of shares of common stock not less than the applicable maximum fixed purchase amount, the Company shall also have the right, but not the obligation, to direct C/M to purchase an additional amount of common stock up to the Maximum VWAP Purchase Amount (as defined below) at the VWAP Purchase Price (as defined below) The VWAP Purchase Price shall be equal to 95% of the lower of (i) the closing sale price of the common stock on the business day immediately preceding the applicable VWAP Purchase Date and (ii) the VWAP during a period as specified in the ELOC Agreement. “VWAP” shall mean the daily volume weighted average price of the Company’s Common Stock on NYSE American, as reported by Bloomberg Financial LP using the AQR function. The “Maximum VWAP Purchase Amount” shall mean a number of shares of the Company’s Common Stock equal to the lesser of (i) 300% of the applicable Maximum Fixed Purchase Amount of shares the Company has properly directed the Investor to purchase in the corresponding Fixed Purchase notice and (ii) 30% of the trading volume in the Company’s Common Stock on NYSE American during the applicable VWAP Purchase Period on the applicable VWAP Purchase Date. In no event shall a single VWAP Purchase or a series of VWAP Purchases on the same VWAP Purchase Date in the aggregate exceed an amount equal to $2,000,000 (the “Aggregate VWAP Maximum Amount”). The “VWAP Purchase Volume Maximum” shall mean a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing (X) the number of shares the Company has properly directed the Investor to purchase in the applicable VWAP Purchase notice up to the Maximum VWAP Purchase Amount by (Y) 0.30. The “VWAP Purchase Minimum Price Threshold” shall mean a price equal to 85% of the closing sale price of the Company’s Common Stock on the business day immediately preceding the applicable VWAP Purchase Date; and

(iii)	Additional VWAP Purchases. In addition to Fixed Purchases and VWAP Purchases, on any business day that is also the VWAP Purchase Date for a VWAP Purchase, the Company shall also have the right, but not the obligation, to direct C/M to purchase an additional amount of common stock up to the Maximum Additional VWAP Purchase Amount (as defined below) at the Additional VWAP Purchase Price (as defined below) (each such purchase of additional common stock, an “Additional VWAP Purchase”). The Additional VWAP Purchase Price shall be equal to 95% of the lower of (i) the closing sale price of the Common Stock on the applicable Additional VWAP Purchase Date and (ii) the lowest sale price of the Common Stock during the Additional VWAP Purchase Period beginning at the latest of (A) the applicable VWAP Purchase Termination Time with respect to the corresponding VWAP Purchase on such Additional VWAP Purchase Date, (B) the applicable Additional VWAP Purchase Termination Time with respect to the most recently completed prior Additional VWAP Purchase on such Additional VWAP Purchase Date, as applicable, and (C) the time at which all shares of common stock subject to all prior VWAP Purchases and Additional VWAP Purchases, including those effected on the same business day as the applicable Additional VWAP Purchase, have been delivered to C/M or via DWAC (the “Additional VWAP Purchase Commencement Time”), and ending at the earliest of (A) 4:00 p.m., New York City time, (B) immediately at such time on the applicable Additional VWAP Purchase Date that any sale price of the Company’s common stock has fallen below the applicable VWAP Purchase Minimum Price Threshold, which shall be the same threshold applicable to the corresponding VWAP Purchase and all other Additional VWAP Purchases effected on such Additional VWAP Purchase Date, and (C) immediately at such time on the applicable Additional VWAP Purchase Date that the trading volume of the Company’s common stock on NYSE American has exceeded the applicable Additional VWAP Purchase Volume Maximum for such Additional VWAP Purchase (such earliest ending time, the “Additional VWAP Purchase Termination Time”). The “Maximum Additional VWAP Purchase Amount” shall mean a number of shares of the Company’s Common Stock equal to the lesser of (i) 300% of the applicable Maximum Fixed Purchase Amount of shares the Company has properly directed the Investor to purchase in the corresponding Fixed Purchase notice and (ii) 30% of the trading volume in the Company’s common stock on NYSE American during the applicable Additional VWAP Purchase Period on the applicable Additional VWAP Purchase Date. The Maximum Additional VWAP Purchase Amount shall be subject to the Aggregate VWAP Maximum Amount. The “Additional VWAP Purchase Volume Maximum” shall mean a number of shares of the Company’s common stock equal to the quotient obtained by dividing (X) the number of shares the Company has properly directed C/M to purchase in the applicable Additional VWAP Purchase notice up to the Maximum Additional VWAP Purchase Amount by (Y) 0.30. In no event shall a single VWAP Purchase, a series of VWAP Purchases on the same VWAP Purchase Date, a single Additional VWAP Purchase or a series of Additional VWAP Purchases on the same Additional VWAP Purchase Date exceed $2,000,000 in the aggregate (the “Aggregate VWAP Maximum Amount”).

The foregoing purchase terms are subject to certain additional conditions and limitations, including a 4.99% beneficial ownership limitation with respect to C/M’s ownership of the Company’s common stock, and the Exchange Cap with respect to Nasdaq.

The Company agreed to comply with certain covenants and conditions under the ELOC Agreement, which are set forth therein.

Resale Registration Statement

In connection with the ELOC Agreement, the Company agreed that it shall file a resale registration statement with the U.S. Securities and Exchange Commission on Form S-1 within 30 days to register C/M’s resale of the shares of common stock to be purchased by C/M pursuant to the ELOC Agreement and use commercially reasonable efforts to cause such registration statement to be declared effective.

The above description of certain material terms of the ELOC Agreement, including the Letter Agreement, do not purport to be complete and are qualified in their entirety by the full text of the ELOC Agreement, a copy of which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 25, 2025 and the Letter Agreement a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 28, 2026.

Reasons for the Letter Agreement

The Company requires access to capital in order to enable it to fund its working capital and general corporate expenses. In light of the Company’s ongoing needs for financing, the Company and C/M have agreed to amend the ELOC Agreement, to increase the commitment amount and revise certain purchase and other provisions,, to enable the Company to continue to fund its general working capital and corporate purposes. The Company may also use proceeds from the ELOC to repay indebtedness, including pursuant to the terms of the Note described under Proposal 1 which is held by C/M, and to fund its growth initiatives. Finally, the additional capital the Letter Agreement presents may if needed help the Company maintain sufficient stockholders’ equity to maintain the minimum amount of $6 million in stockholders’ equity required by NYSE.

Consequences if the ELOC Share Issuance is Approved

Approval and completion of the ELOC Share Issuance will result in substantial dilution to the Company’s stockholders. The estimated maximum number of shares of common stock issuable in connection with the Equity Line of Credit is 1,000,000,000 shares, based on the floor price for Fixed Purchases of $0.10, although the actual amount may be higher or lower based on the provisions set forth in the ELOC Agreement. At this time, the Company is seeking stockholder approval of an initial issuance of up to 20,000,000 shares of common stock. Any future issuances of common stock pursuant to the Letter Agreement would be subject to future stockholder approval as required by the rules of the NYSE American and the Exchange Cap with respect to Nasdaq.

Consequences if the ELOC Share Issuance is not Approved

If this Proposal 2 is not approved by our stockholders, the Company will not be able to engage in the transactions contemplated by the Letter Agreement and will not be able to access capital thereunder. In such event, the Company will need to seek alternative means of raising capital, including for the purposes and uses described above, which it may be unable to do within a reasonable period of time, on favorable terms, or at all. As stated above under Proposal 1, it is very unlikely we can raise additional capital if Proposal 1 does not pass. We are likewise relying upon Proposal 2 to fund our cash needs for the foreseeable future.

The above description of certain material terms of the ELOC Agreement, as amended, do not purport to be complete and are qualified in their entirety by the full text of the ELOC Agreement, a copy of which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 25, 2025, and the Letter Agreement a copy of which is filed as Exhibit 10.1; to the Company’s Current Report on Form 8-K filed on October 28, 2026.

NYSE Rules

The Company is seeking stockholder approval under this Proposal 2 for purposes of NYSE American Company Guide Section 713 which requires stockholder approval for certain offerings of over 20% of the outstanding common stock at a price per share which is less than the “Minimum Price” as defined therein. To the extent that any of the proceeds from sales under the ELOC are or may be used to fund the development and commercialize of CannEpil® under the License, this Proposal 2 shall also be deemed to be for approval under Section 712 of the NYSE American Company Guide as well, which requires stockholder approval for certain issuances of shares in connection with the acquisition of any assets of another company. See also the description under Proposal 1 for more information on such rules and the License Agreement and transactions contemplated thereby.

Vote Required

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes cast on the matter. C/M and its affiliate may not vote any unissued ELOC Shares for this Proposal 2.

Dissenters’ (Appraisal) Rights

There are no “dissenters’” or “appraisal” rights in connection with this Proposal 2.

The Board Unanimously Recommends That You Vote “For” this Proposal 2.

PROPOSAL 3.

TO APPROVE AN AMENDMENT TO OUR CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 800,000,000

(The “Authorized Shares Amendment”)

Overview

The Board has approved and adopted for submission to our stockholders an amendment to Article II, Section 1 of the Company’s articles of incorporation to increase the number of authorized shares of common stock of the Company to 800,000,000 (the “Authorized Shares Amendment”). The Board believes that, in light of the Company’s one-for-four reverse stock split of the Company’s outstanding and authorized common stock on July 24, 2026, the Authorized Shares Amendment is necessary to maintain flexibility to issue shares of common stock to raise cash in one or more equity financings to fund our operations, to effect future awards under stockholder-approved equity incentive plans or for other general corporate purposes. A form of amendment to our articles of incorporation is attached hereto as Annex A, which remains subject to modification to include such changes as may be required by the Secretary of State of the State of Nevada and as the Board deems necessary or advisable to implement the Authorized Shares Amendment.

Current Capital Structure

As of the Record Date, there were: 100,000,000 shares of the Company’s common stock authorized and a total of 11,412,554 shares of common stock issued and outstanding. In addition, there were derivative securities outstanding that are convertible or (in the case of options and warrants) exercisable to purchase approximately 23,501,000 shares of common stock. Because the terms of the derivative securities include provisions which could cause a change in the conversion ratio or exercise price of the derivative securities, the governing instruments for the derivative securities require the Company to reserve an estimated total of 23,501,500 shares of common stock for issuance upon the conversion or exercise of the derivative securities. This leaves 65,085,801 shares of our authorized common stock unissued and unreserved and available for future issuance.

Rationale for the Authorized Shares Amendment and Factors to Consider

Shares of our common stock are required for various purposes, including for: (i) capital-raising, financing or refinancing transactions involving the issuance of shares of our common stock, the issuance of convertible securities or the issuance of other equity securities; (ii) future acquisitions and investment opportunities; (iii) strategic business transactions; (iv) current or future equity compensation plans; (v) stock splits; (vi) stock dividends; (vii) other corporate purposes; and (viii) satisfaction of our existing obligations under derivative securities issuances.

The additional authorized shares of common stock under the proposed Authorized Shares Amendment will provide us with essential flexibility to use our common stock, without further stockholder approval (except to the extent such approval may be required by law or by applicable exchange listing standards) to act quickly for any proper corporate purposes, including, without limitation, raising capital through one or more future public offerings or private placements of equity securities expanding our business and product pipeline, acquisition transactions, licensing, joint venture and other transactions, entering into strategic relationships, initiating commercial preparatory plans, providing equity-based compensation and/or incentives to employees, consultants, officers and directors, effecting stock dividends or for other general corporate purposes. Having an increased number of authorized but unissued shares of common stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. The Board will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes.

The Board believes this is good governance and standard for many companies at our stage of development. If the proposed Authorized Shares Amendment is not approved by our stockholders, our business development and financing alternatives will be limited by the lack of sufficient unissued and unreserved authorized shares of common stock, and stockholder value may be harmed, perhaps severely, by this limitation. In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management, and if the Authorized Shares Amendment is not approved by our stockholders, the lack of sufficient unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities that our Compensation Committee deems appropriate could adversely impact our ability to achieve these goals. In summary, if our stockholders do not approve the Authorized Shares Amendment, we may not be able to access the capital markets, initiate or complete clinical trials and other key development activities, complete corporate collaborations or partnerships, conduct strategic business development initiatives, add to our product pipeline, attract, retain and motivate employees and others required to make our business successful, and pursue other business opportunities integral to our growth and success, all of which could severely harm our company and our future prospects.

Further, additional common stock is necessary and would be useful in the future in order satisfy the continued listing requirements of the NYSE. There can be no assurance that we will continue to satisfy the requirements for continued listing of our common stock on the NYSE American, even should the Authorized Shares Amendment be approved.

In 2026, the Company’s common stock has experienced declines, and the Company anticipates that further declines are possible in the near future based on potential conversions of the convertible securities and sales under the ELOC Agreement described in Proposals 1 and 2, respectively. Additionally, due to changes in the NYSE rules, because the Company has effected a reverse stock split in the past one-year period, the 180-day cure periods we utilized previously are not available to meet the bid price requirement and pursuant to NYSE American rules the Company is precluded from effecting a reverse stock split prior to March 28, 2027.

One corrective action that is available to the Company is to effect another reverse stock split. Notably, under Nevada law, the Board is permitted to reduce the number of shares of common stock by dividing it by the number of the reverse split. For example, if the Authorized Shares Amendment is approved by Stockholders, our Board could approve and effect a 1-for-2 reverse split, our authorized common stock would be reduced from 800,000,000 to 400,000,000, without the need for additional stockholder approvals and the number of shares of our common stock then outstanding would be reduced proportionately, however, as noted above, pursuant to NYSE American rules the Company is precluded from effecting a reverse stock split prior to March 28, 2027.

The recent declines in our common stock’s bid price and the potential for further declines including based on the issuance of additional shares under the convertible securities and the ELOC Agreement has prompted the Board to consider potential preemptive or corrective actions intended to maintain compliance with the NYSE continued listing standards.

On April 29, 2026, the Company received notification from NYSE Regulation (“NYSE”) that the Company is not in compliance with the continued listing standards due to its negative stockholders’ equity at December 31, 2025. NYSE American requires a minimum of $6 million of equity for issuers with a history of net losses like the Company.

On July 8, 2026, the Company received notice from NYSE that the NYSE has determined to accept the Company’s plan to regain compliance with the NYSE American’s shareholders’ equity requirement as outlined in Section 1003(a)(i), (ii), and (iii) of the Company Guide (the “Compliance Plan”), which the Company submitted to the NYSE on May 29, 2026. Pursuant to the Compliance Plan, the Company has until January 29, 2027 to regain compliance with the continued listing standards of the NYSE American.

The Compliance Plan permits the Company to continue executing its compliance initiatives during the cure period that extends through January 29, 2027. However, there can be no assurance that the Company will ultimately regain compliance with all applicable continued listing standards within the allotted compliance period or that developments and events occurring subsequent to the date of the Compliance Plan or NYSE’s approval thereof will not adversely affect the Company’s ability to make sufficient progress with the Compliance Plan, regain compliance with all applicable continued listing standards, or maintain compliance with other NYSE American continued listing standards. If the Company does not regain compliance by January 29, 2027, or does not make progress consistent with its Compliance Plan during the plan period, the NYSE American may initiate delisting proceedings.

On July 16, 2026, the Company was notified by the Staff of the NYSE that the NYSE had halted trading of the Company’s Common Stock due to its trading below $0.10 per share. At the time trading was halted, the last trading price was $0.0936. The halt was lifted with the effectiveness of the reverse stock split (discussed below) and trading commenced when the market opened on July 27, 2026.

If we are able to identify and negotiate and reach a definitive agreement with a target entity for a merger or acquisition, such a transaction is expected to need stockholder approval from its stockholders and our stockholders in addition to other closing conditions. However, the selection, negotiation, due diligence and approval processes for mergers are time and resource intensive processes and we may be delayed or prevented from adequately completing a reverse merger as necessary to regain compliance within the timeframe required by the NYSE American. Further such a transaction would also require the target entity or the combined company to obtain approval from the NYSE American for the change of control and as of the time of such approval and the stockholder approvals our Common Stock price would have to be a least $4.00 per share.

Section 1003 of the NYSE American also imposes other continued listing requirements that we may be unable to comply with. Notably, the rules provide that if the Company’s stock price trades at a “low price per share,” the NYSE American will delist us without a compliance period or opportunity to cure. The NYSE American presently considers $0.10 per share to be a low stock price resulting in immediate delisting. Beginning in late May our stock price traded below $0.20 per share and has declined gradually over the course of the year from $0.741 on January 2. In an effort to avoid falling below $0.10 per share, on July 24, 2026 the Company effected a “proportionate” reverse stock split where both the outstanding shares and the authorized shares of our common stock were proportionately reduced by a ratio of one-to-four pursuant to approval of the Board, without the need for stockholder approval under Nevada law. Investors should note that frequently following a reverse stock split, the price and market capitalization fall, and there can be no assurance that the reverse stock split will be successful in maintaining our stock price above the $0.10 minimum for any period of time or preventing our stock price from falling below the $0.10 minimum again in the future, in which event we would be subject to delisting.

Additionally, in 2026 the NYSE American has proposed rule changes which take effect in July 2027 and which would impose more stringent continued listing requirements than those currently in effect. One proposed rule change would subject listed companies to immediate delisting if the average market capitalization over a 30 consecutive trading day period is below $5 million. Our market capitalization has been below $5 million for more than the last 30 trading days. We may therefore become subject to delisting in the future if and when these proposed rule changes take effect.

As part of the new listing process, the NYSE American’s listing and approval processes may delay or prevent us from completing a reverse merger or other strategic transaction as we may be unable to comply or maintain compliance with various quantitative metrics imposed by the NYSE American, including, the $4.00 minimum price; $15 million aggregate market value of unrestricted publicly-held shares (exclusive of officers, directors and 10% holders post transaction); and $5 million stockholders’ equity.

Based on the above and potentially other requirements and factors, some of which are beyond our control, we cannot assure you that our common stock will remain listed on the NYSE American. If we are delisted by the NYSE American, the market for and liquidity of our common stock will decline, and you could lose all or part of your investment in us. Further, a delisting would substantially hinder our ability to raise necessary capital, which could have a material adverse effect on us and force us to cease operations.

After consideration of these and other factors, our Board determined it would be in the best interest of the Company and its stockholders to seek stockholder approval for an amendment to the Articles of Incorporation which would increase the number of authorized shares of common stock in the event we are later required to reduce the number through a Nevada proportionate reverse split. We are not requesting any change to the authorized number of shares of preferred stock, which would remain unchanged at 5,000,000 shares.

Because it is anticipated that our directors and executive officers will be granted additional equity awards under the Company’s 2025 Plan, they may be deemed to have an indirect interest in the proposed Authorized Shares Amendment, because absent the Authorized Shares Amendment, we might not have sufficient authorized shares to grant such awards. However, the Board believes the number of shares authorized by the 2025 Plan is small in relation to the total authorized shares of common stock of the Company.

At this time, except as described in this proxy statement, we have no specific plans, arrangements or understandings to issue any of the shares of common stock that would be authorized by the Authorized Shares Amendment. Although we have not proposed increasing the authorized number of shares of common stock with the intention of using the additional shares of common stock for anti-takeover purposes, the additional shares of common stock could make it more difficult to or discourage an attempt to acquire control of the Company.

The proposed amendment would not have any effect on par value. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional common stock to be authorized by adoption of the Authorized Shares Amendment would have rights identical to our currently outstanding common stock. Should our Board issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase any newly authorized shares of common stock solely by virtue of their ownership of shares of our common stock, and their percentage ownership of our then outstanding common stock could be reduced. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power.

Rights of Additional Authorized Shares

The additional common stock to be authorized by stockholder approval of this proposal would have rights identical to the currently outstanding shares of our common stock.

Potential Adverse Effects of the Amendment

Adoption of the amendment will have no immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders. However, any future issuance of additional authorized shares of our common stock or preferred stock, at the future direction of the Board (and upon the approval of stockholders, if and as required by applicable law and any stock exchange regulation, if applicable) may, among other things, dilute the earnings per share of common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued. Although the future issuance of additional shares of common stock would dilute the relative ownership interests of existing stockholders, our Board believes that having the flexibility to issue additional shares could increase the overall value of the Company to our stockholders.

In addition to the purposes mentioned above, an increase in the number of authorized shares of common stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board determines is not in the best interest of the Company and its stockholders. However, the Board does not intend or view the proposed increase in the number of authorized shares of common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Dissenters’ (Appraisal) Rights

Pursuant to the Nevada Revised Statutes, stockholders are not entitled to appraisal rights with respect to the Authorized Shares Amendment.

The issuance of any shares of common stock, or securities convertible into share of common stock, may dilute the proportionate ownership and voting power of existing stockholders and depress the market price of our common stock.

Effect of Approval of the Authorized Shares Amendment

Approval of Proposal 3 will constitute approval of the amendment to our Articles of Incorporation. If Proposal 3 is approved the Company intends to file the amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada, and Proposal 3 will become effective at the time of that filing.

Required Vote and Recommendation

In accordance with our Articles of Incorporation and Nevada law, approval and adoption of the Authorized Shares Amendment requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will have the effect of voting against the Authorized Shares Amendment.

The Board Unanimously Recommends a Vote “FOR” This Proposal 3.

PROPOSAL 4

REVERSE SPLIT PROPOSAL

Overview

The Board has determined that it is advisable and in the best interests of the Company and its stockholders, for the Company to have the ability to amend its Charter (the “Reverse Split Amendment”) to effect a reverse stock split of our issued and outstanding shares of common stock at a specific ratio, ranging from one-for-two (1:2) to one-for-49 (1:49) (the “Approved Split Ratios”), to be determined by the Board (the “Reverse Split”). A vote for this Proposal 4 will constitute approval of the Reverse Split that, if and when authorized by the Board and effected by filing the Reverse Split Amendment with the Secretary of State of the State of Nevada, will combine between two and 49 shares of our common stock into one share of our common stock. Fractional shares will treated as described under “Treatment of Fractional Shares” below, subject to the determination and discretion of the Board.

If implemented, the Reverse Split will have the effect of decreasing the number of shares of our common stock issued and outstanding. Because the number of authorized shares of our common stock will not be reduced in connection with the Reverse Split, the Reverse Split will result in an effective increase in the authorized number of shares of our common stock available for issuance in the future, which would be in addition to the increase in our authorized common stock which would result from the amendment described under Proposal 3.

Background and Purpose

The Board approved and recommended seeking stockholder approval of the Reverse Split Amendment in order to facilitate the process of effecting the Reverse Split in a timely manner in an effort to maintain compliance with NYSE American continued listing requirements, particularly minimum bid price requirements imposed thereby. Specifically, Section 1003 of the NYSE American Company Guide provides that if the Company’s stock price trades at a “low price per share,” the NYSE American will delist our common stock without a compliance period or opportunity to cure. The NYSE American presently considers $0.10 per share to be a low stock price resulting in immediate delisting. Beginning in late May our stock price traded below $0.20 per share and has declined gradually over the course of the year from $0.741 on January 2. On July 16, 2026, the Company was notified by the Staff of the NYSE that the NYSE had halted trading of the Company’s Common Stock due to its trading below $0.10 per share. At the time trading was halted, the last trading price was $0.0936. The halt was lifted upon the effectiveness of a 1:4 reverse stock split and trading commenced when the market opened on July 27, 2026. That prior reverse stock split that we effected was a “proportionate” reverse stock split in which both the outstanding shares and the authorized shares of our Common Stock are proportionately reduced by a ratio of one-to-four. If our stock price falls below $0.10 in the future, we will be subject to delisting. Additionally, NYSE American rule changes which take effect in July 2027 impose more stringent continued listing requirements than those currently in effect and increase the minimum “low price per share” described above from $0.10 to $0.25. We have been below this threshold and may therefore become subject to delisting in the future if and when these proposed rule changes take effect.

Additionally, NYSE American rules also provide that we may not implement multiple reverse stock splits within a two-year period if the total combined reverse stock split ratio is equal to or greater than 1:200. Due to our prior reverse stock splits at the ratios of 1:40 on March 28, 2025 and 1:4 on July 24, 2026, we cannot implement another reverse stock split until March 28, 2027. Therefore, even if we obtain approval from the stockholders for this Proposal 4, if our stock price falls below $0.10 before March 28, 2027, when we can implement the Reverse Split, we will be subject to delisting.

Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons. Subject to the foregoing, the Board believes that the Reverse Split is a potentially effective means for us to increase the per share market price of our common stock and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from the NYSE American by producing the immediate effect of increasing the bid price of our common stock.

Accordingly, stockholders are asked to approve the Reverse Split Amendment set forth in Annex B to effect the Reverse Split consistent with those terms set forth in this Proposal 4, and to grant authorization to the Board to determine, in its sole discretion, whether or not to implement the Reverse Split, as well as its specific ratio within the range of the Approved Split Ratios. The text of Annex B remains subject to modification to include such changes as may be required by the Secretary of State of the State of Nevada and as the Board deems necessary or advisable to implement the Reverse Split.

If approved by our stockholders, the Reverse Split would be applied at an Approved Split Ratio selected by the Board prior to the one-year anniversary date of the Special Meeting and would become effective upon the time specified in the Reverse Split Amendment as filed with the Secretary of State of the State of Nevada. The Board reserves the right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of us and our stockholders. Subject to approval of the Reverse Split Amendment through the approval of the Reverse Split, no further action on the part of our stockholders will be required to either implement or abandon the reverse stock split.

We have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to this proposed increase in the number of authorized shares at this time, and we have not allocated any specific portion of the proposed increase in the authorized number of shares to any particular purpose. However, we have in the past conducted certain public and private offerings of common stock and warrants, and we will continue to require additional capital in the near future to fund our operations. As a result, it is foreseeable that we will seek to issue such additional shares of common stock in connection with any such capital raising activities, or any of the other activities described above. The Board does not intend to issue any common stock or securities convertible into common stock except on terms that the Board deems to be in the best interests of the Company and its stockholders. Any such issuances will be subject to applicable law, including NYSE American listing rules.

Risks of the Proposed Reverse Split

We cannot assure you that the proposed Reverse Split will increase the price of our common stock and have the desired effect of maintaining compliance with NYSE American.

We cannot assure you that, even if approved, the Reverse Split will allow us to maintain our listing on the NYSE American. For example, as described above, if our stock price falls below $0.10 before March 28, 2027, when we can first implement a Reverse Split in accordance with NYSE American rules, we will be immediately delisted. If the Reverse Split is implemented before out stock price falls below the $0.10 threshold, the Board expects that it will increase the market price of our common stock and if necessary, enable us to maintain compliance with the NYSE American price per share requirements. However, the effect of the Reverse Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our common stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Split, (ii) the market price per post-Reverse Split share may not remain in excess of a low price per share for a sustained period of time, or (iii) the Reverse Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. For example, following our prior reverse stock split at the ratio of 1:4 in July 2026, our stock price subsequently declined again and is now near the $0.10 minimum price threshold.

Even if the Reverse Split is implemented prior to a delisting event, the market price of our common stock may decrease due to factors unrelated to the Reverse Split. In any case, the market price of our common stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split.

A decline in the market price of our common stock after the Reverse Split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split.

If the Reverse Split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

The proposed Reverse Split may decrease the liquidity of our common stock.

The liquidity of our common stock may be harmed by the proposed Reverse Split given the reduced number of shares of common stock that would be outstanding after the Reverse Split, particularly if the stock price does not increase as a result of the Reverse Split.

Principal Effects of the Reverse Split

After the effective date of the proposed Reverse Split, each stockholder will own a reduced number of shares of common stock proportionate with the ratio selected by the Board. Except for adjustments that may result from the treatment of fractional shares as described below under “Treatment of Fractional Shares”, the proposed Reverse Split will affect all stockholders uniformly and will not affect any stockholder’s percentage of ownership interest in the Company.

•	the number of shares of our common stock held by individual stockholders will decrease based on the ratio, and the number of stockholders who own “round lots” of at least 100 shares of will decrease;

•	the number of shares of common stock issuable upon exercise of outstanding stock options and warrants or conversion of outstanding convertible or derivative securities (as applicable) and the exercise price of such outstanding options and warrants and the conversion price of such outstanding convertible and derivative securities (as applicable), will be adjusted in accordance with their respective terms based on the ratio at which the Reverse Split is effected;

Shares of common stock after the Reverse Split will be fully paid and non-assessable. The amendment will not change any of the other terms of our common stock. Following the Reverse Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the Reverse Split. Following the Reverse Split, we will continue to be subject to the reporting requirements of the Exchange Act.

Treatment of Fractional Shares

 No fractional shares of common stock will be issued as a result of the Reverse Split. It is expected that in lieu of issuing any fractional shares, any fractional shares will instead be rounded up to the next whole number as to each record holder of common stock and will be rounded down as to each beneficial stockholder. The ownership of a fractional share interest following a reverse stock split will not give the holder any voting, dividend or other rights as to the fractional portion, except for record holders to receive one whole share (with fractional shares being rounded up to the next whole number).

Notwithstanding the foregoing, by approving this Proposal 4, the stockholders are also authorizing the Board to review and determine the appropriate treatment of fractional shares in connection with the Reverse Split, if and when it is effected.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under Chapter 78 of the Nevada Revised Statutes with respect to this Proposal 4 and we will not independently provide our stockholders with any such right if the Reverse Split is implemented.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of common stock following the proposed Reverse Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act.

Procedure for Implementing the Reverse Split

 The Reverse Split would become effective upon the filing with the Nevada Secretary of State of a Reverse Split Amendment as of the time of filing or such other time set forth in the Reverse Split Amendment (the “Effective Time”), as determined by our Board. Additionally, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Split if, at any time prior to the filing of the Reverse Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interest of the Company and the stockholders to effect the Reverse Split. Beginning at the Effective Time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Split.

After the Effective Time, our Common Stock may be issued a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is the number used to identify our equity securities. If applicable, stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Effect on Beneficial Owners of Common Stock

Upon the implementation of the Reverse Split, except with respect to fractional shares as described above under “Treatment of Fractional Shares,” we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names with VStock Transfer, LLC, the Company’s transfer agent. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Split. Stockholders who hold our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Effect on Registered “Book-Entry” Holders of Common Stock

Certain registered holders of our common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their common stock ownership. Such stockholders are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action. The Reverse Split will automatically be reflected in the transfer agent’s records and on their next statement.

Exchange of Stock Certificates

We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e., stockholders who hold their shares directly in their own name and not through a broker) in connection with the Reverse Split. As soon as practicable after the filing of the Reverse Split Amendment, registered holders of certificated pre-Reverse Split shares may be asked to surrender to the transfer agent certificates representing pre-Reverse Split shares in exchange for a book entry with the transfer agent or certificates representing post-Reverse Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new stock certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent.

For street name holders of pre-Reverse Split shares (i.e., stockholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the Effective Time.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Certain Federal Income Tax Consequences

Each stockholder is advised to consult their own tax advisor as the following discussion may be limited, modified or not apply based on your particular situation.

The following discussion of the material U.S. federal income tax consequences of the Reverse Split is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect. Those legal authorities are subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect to the Reverse Split. No ruling from the IRS with respect to the matters discussed below has been requested, and there is no assurance that the IRS or a court would agree with the conclusions set forth in this discussion.

The following discussion assumes that the pre-split shares of common stock were, and post-split shares will be, held as “capital assets” as defined in the Code. This discussion may not address certain U.S. federal income tax consequences that may be relevant to particular stockholders in light of their specific circumstances or to certain types of stockholders (like dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the U.S. federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

We will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split.

A stockholder will not recognize gain or loss for U.S. federal income tax purposes on the exchange of pre-Reverse Split shares of our common stock for post-Reverse Split shares of our common stock in the Reverse Split. A stockholder’s aggregate tax basis in the post-Reverse Split shares of our common stock the stockholder receives in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares of our common stock the stockholder surrenders in exchange therefor. A stockholder’s holding period for the post-Reverse Split shares of our common stock the stockholder receives in the Reverse Split will include the stockholder’s holding period for the pre-Reverse Split shares of our common stock the stockholder surrenders in exchange therefor. Stockholders who have different bases or holding periods for pre-Reverse Split shares of our common stock should consult their tax advisors regarding their bases or holding periods in their post-Reverse Split common stock.

Anti-Takeover Effects of the Reverse Split

The effective increase in our authorized and unissued shares of common stock and reduction of our outstanding common stock resulting from the Reverse Split could potentially be used by our Board to thwart a takeover attempt. The overall effects of this might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of our securities and the removal of incumbent management. The Reverse Split could make it more difficult to accomplish a merger or similar transaction, even if such transaction is beneficial to the stockholders. The Board might use the additional shares to resist or frustrate, by issuing additional shares of common stock, a third-party takeover effort favored by a majority of the independent stockholders that would provide an above-market premium. The Reverse Split is not the result of the Board’s or management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

 The affirmative vote of a majority of the votes cast on the proposal is required to approve this Proposal 4.

The Board Unanimously Recommends a Vote “FOR” This Proposal 4.

PROPOSAL 5

ADJOURNMENT OF THE SPECIAL MEETING

The Company is asking its stockholders to approve, if necessary, a proposal to adjourn the Special Meeting to a later date and time to solicit additional proxies in favor of one or more proposals submitted to a vote by the stockholders at the Special Meeting. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to the time that the proxies are used.

The affirmative vote of a majority of the votes cast on the proposal is required to approve this Proposal 5.

The Board Unanimously Recommends a Vote “FOR” This Proposal 5.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the Record Date, for:

●	each of our directors and named executive officers (as defined in Regulation S-K Item 402);

●	all of our directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially, subject to applicable community property laws. Unless otherwise specified, the address for each of the persons named in the table is 1112 N. Flagler Drive, Fort Lauderdale, Florida 33304.

Our calculation of the percentage of beneficial ownership is based on 11,412,554 shares of common stock outstanding as of October 30, 2026. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or persons, the number of shares outstanding is deemed to include the number of shares beneficially owned by such person or persons (and only such person or persons) by reason of these acquisition rights.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock
Executive Officers and Directors
Brady Cobb, Interim Chief Executive Officer and Director (1)	231,250	2.0%

Martin Scott, Interim Chief Financial Officer (2)	175,000	1.5%

Michael Bondurant, Interim Chief Operating Officer (3)	200,000	1.7%

Thomas Fore, Director (4)	125,000	1.1%

Frederick William (“Bill”) Caple, Director (5)	130,000	1.1%

Francis Knuettel II, Director (6)	125,000	1.1%

William Meissner, Former President and Chief Marketing Officer (7)	31,875	*

Robert Nistico, Former Chief Executive Officer and Director(8)	3,313	*

William Devereux, Former Chief Financial Officer (9)	251,250	2.2%

Officers and Directors as a Group (6 individuals) (10)	986,250	8.0%

*Less than 1%.

1)	Represents 231,250 vested stock options received on June 8, 2026.

2)	Represents 175,000 vested stock options received on June 8, 2026.

3)	Represents 200,000 vested stock options received on June 8, 2026.

4)	Represents 125,000 vested stock options received on June 8, 2026.

5)	Includes (i) 125,000 vested stock options received on June 8, 2026, and (ii) options to purchase 4,531 shares of common stock, which are held by SNS Universal Solutions LLC, an entity which Mr. Caple controls.

6)	Represents 125,000 vested stock options received on June 8, 2026.

7)	Represents (i) 625 vested stock options and (ii) 31,250 vested stock options. Does not include an additional 31,250 stock options which are subject to vesting terms that are no longer expected to occur.

8)	Includes (i) 3,313 vested stock options and (ii) 31,250 vested stock options. Does not include an additional 31,250 stock options which are subject to vesting terms that are no longer expected to occur.

9)	Mr. Devereux is our former Chief Financial Officer who resigned effective November 30, 2025. Includes Warrants to purchase 250,000 shares of common stock, and options to purchase 1,250 shares of common stock. Although our Board cancelled the Warrants on April 14, 2026, Mr. Devereux did not agree to the cancellation. In reporting the Warrants, the Company does not concede he is legally entitled to the Warrants which were not approved by disinterested directors or our stockholders, represented a large percentage of our then outstanding common stock and were never reported to the SEC as required by the Exchange Act.

10)	This amount represents beneficial ownership by all current directors and executive officers of the Company. Does not include RSU grants which are subject to stockholder approval.

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the Special Meeting. If, however, other matters properly come before the Special Meeting, the accompanying proxy authorizes the person named as proxy or his substitute to vote on such matters as he determines appropriate.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “house holding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they are or we will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in house holding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in house holding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to 1112 N. Flagler Drive, Fort Lauderdale, Florida 33304, Attention: Brady Cobb, Interim Chief Executive Officer.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Chief Executive Officer, Endovia Health Sciences, Inc., 1112 N. Flagler Drive, Fort Lauderdale, Florida 33304. Please note that additional information can be obtained from our website at https://endoviasciences.com/

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office 100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

ANNEX A

FORM OF AMENDMENT

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

ENDOVIA HEALTH SCIENCES, INC.

It is hereby certified that:

The Board of Directors of Endovia Health Sciences, Inc. (the “Corporation”) has duly adopted resolutions setting forth a proposed amendment of the Articles of Incorporation of the Corporation, as amended (“Articles of Amendment”) declaring said amendment to be advisable and called for the stockholders of the Corporation to consider such amendment pursuant to a written consent of the Board of Directors of the Corporation, of which approved by the majority stockholders of the Corporation.

The Articles of Incorporation, as amended, is hereby amended by amending and restating Article II, Section 1 of the Articles of Incorporation as follows:

“Section 1: Number: The aggregate number of shares which the Corporation shall have the authority to issue is 800,000,000 shares of common stock of one class, all with 0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share, to have such classes and preferences as the Board of Directors may determine from time to time.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned officer this [*] day of [*], 2026.

By:
Name:	Brady Cobb
Title:	Interim Chief Executive Officer

ANNEX B

FORM OF AMENDMENT

CERTIFICATE OF AMENDMENT TO ARTICLES OF

INCORPORATION OF ENDOVIA HEALTH SCIENCES, INC.

Endovia Health Sciences, Inc. (the “Corporation”), a corporation organized and existing under the Revised Statutes of the State of Nevada (the “Nevada Revised Statutes”), hereby certifies as follows:

1. Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, the amendment herein has been duly approved by the Board of Directors and the holders of the majority of the outstanding voting power of the Corporation.

2. Article IV of the Articles of Incorporation, as amended, is hereby amended to add the following paragraph:

“At _______, Eastern Time, on __________, 202_ (the “Effective Time”), each [__] (__) shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. To the extent that any stockholder shall be deemed after the Effective Time as a result of this Certificate of Amendment to own a fractional share of common stock, such fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole share as to each record holder of common stock, and will be rounded down as to each beneficial stockholder. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall, automatically and without the necessity of presenting the same for exchange, thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3. This Certificate of Amendment to the Articles of Incorporation was duly adopted and approved by the Board of Directors of the Corporation on the __th day of [__] 202_ and the stockholders of the Corporation on the __th day of [__] 202_ in accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Articles of Incorporation as of the ___ day of _________202_.

/s/
Name:
Title:

ENDOVIA HEALTH SCIENCES, INC. 1112 N. Flagler Drive, Ft. Lauderdale, FL 33304

VOTE BY INTERNET - www.proxyvote.com

Before The Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 6, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DURING THE MEETING– Go to www.virtualshareholdermeeting.com/EDVA2026SM.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow instructions.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 6, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENDOVIA HEALTH SCIENCES, INC.

The Board of Directors recommends you vote “FOR” Proposals 1, 2, 3, 4, and 5.		For	Against	Abstain

1)	Approve, in accordance with the NYSE American Company Guide Section 713 and Section 712, the issuance of 12,683,908 shares of common stock in excess of 19.99% of the shares of common stock outstanding as of July 6, 2026 (the “Exchange Cap”), pursuant to outstanding Series D convertible preferred stock and a convertible promissory note in the original principal amount of $576,271 issued on September 18, 2026 which were issued in connection with that certain Exclusive License Agreement dated July 6, 2026.	[ ]	[ ]	[ ]

2)	Approve, in accordance with the NYSE American Company Guide Section 713 and Section 712, the initial issuance of shares of up to 20,000,000 shares of the Company’s common stock pursuant to that certain securities purchase agreement dated September 19, 2025, as amended (the “ELOC Agreement”) with C/M Capital Master Fund, LP (the “Purchaser”), establishing an equity line of credit pursuant to which the Company may sell shares of common stock to the Purchaser from time to time in its discretion, in excess of and without giving effect to the Exchange Cap.	[ ]	[ ]	[ ]

3)	Approve an amendment to our Articles of Incorporation, as amended, to increase the number of the Company’s authorized shares of common stock to 800,000,000 shares.	[ ]	[ ]	[ ]

4)	Approve an amendment to our Articles of Incorporation, as amended, at the discretion of the board of directors, to effect a reverse stock split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-49 (1:49), with the exact ratio to be determined by the Board.	[ ]	[ ]	[ ]

5)	Approve an adjournment of the Special Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes at the time of the Special Meeting to approve any of the proposals presented for a vote at the Special Meeting.	[ ]	[ ]	[ ]

NOTE: Transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement is
available at www.proxyvote.com.

ENDOVIA HEALTH SCIENCES, INC.

Special Meeting of Stockholders

December 7, 2026 10:00 AM, ET

This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Brady Cobb and Martin Scott, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENDOVIA HEALTH SCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 AM, ET on December 7, 2026, virtually via live webcast on the Internet, and any adjournment or postponement thereof. No in-person meeting will be held.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side